Exhibit 3.4

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF
HYRECAR INC

HYRECAR INC (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

A.	The name of the Corporation is HyreCar Inc

B.	This Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 24, 2014, as amended (the “Certificate”), and has been duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the DGCL.

C.	Article I of the Certificate is hereby amended and restated to read as follows:

ARTICLE I

“The name of the corporation is HyreCar Inc. (the “Corporation”).”

D.	The Certificate of Amendment of the Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Certificate remain in full force and effect.

IN WITNESS WHEREOF, HyreCar Inc has caused this Certificate of Amendment to be signed by Joseph Furnari, a duly authorized officer of the Corporation, on May 23, 2018.

HYRECAR INC

By:	/s/ Joseph Furnari
Name:	Joseph Furnari
Title:	Chief Executive Officer